UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

ALPS/Alerian MLP Equal Weight

Index Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

1290 Broadway, Suite 1100

Denver, CO 80203

Telephone Number (including area code):

(303) 623-2577

Name and address of agent for service:

ALPS Fund Services, Inc.
Attn: Erin D. Nelson, Esq.
1290 Broadway, Suite 1100
Denver, CO 80203

COPIES TO:

STUART M. STRAUSS, ESQ.

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036-6797

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES ☒  NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Denver, in the State of Colorado on the 11th day of October, 2013.

ALPS/Alerian MLP Equal Weight Index Fund

By:
/s/ Thomas A. Carter
Thomas A. Carter
Trustee